UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2025

COCA-COLA CONSOLIDATED, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza Charlotte, NC		28211
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (980) 392-8298

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	COKE	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.    Entry into a Material Definitive Agreement.

Purchase Agreement

On November 7, 2025, Coca-Cola Consolidated, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Carolina Coca-Cola Bottling Investments, Inc. (the “Seller”), an indirect wholly-owned subsidiary of The Coca‑Cola Company (“TCCC”); TCCC (solely for purposes of certain provisions of Article III (as specified thereof), Article VI and Article VII thereof); and J. Frank Harrison, III, the Company’s Chairman and Chief Executive Officer (solely for purposes of Article VI and VII thereof), pursuant to which the Company agreed to purchase and the Seller agreed to sell all of the Seller’s shares of the Company’s Common Stock, par value $1.00 per share, for a cash payment in the aggregate amount of approximately $2.4 billion (the “Repurchase”). The closing of the Repurchase also occurred on November 7, 2025 (the “Repurchase Closing Date”). The Company funded the purchase price for the Repurchase with cash on hand and a term loan obtained under the Bridge Facility (as defined herein).

The Purchase Agreement also provides for the termination (the “SRRA Termination”), effective as of the Repurchase Closing Date, of that certain Amended and Restated Stock Rights and Restrictions Agreement (the “SRRA”), dated February 19, 2009, as amended by Amendment No. 1 on May 6, 2024, by and among the Company, the Seller, TCCC and J. Frank Harrison, III.

The Company’s obligations regarding the Repurchase closing were subject to receipt by the Company of a letter of resignation of Elaine Bowers Coventry as a member of the Company’s Board of Directors (the “Board”) effective as of, and subject to the occurrence of, the Repurchase Closing Date, as described further herein.

In addition to the Purchase Agreement, the Company and TCCC are party to various agreements concerning the manufacture and distribution of beverage products sold by the Company.

Bridge Facility

In connection with the Repurchase, the Company entered into that certain Bridge Loan Agreement, dated as of November 7, 2025 (the “Bridge Credit Agreement”), with Wells Fargo Bank, National Association, as administrative agent (in such capacity the “Bridge Facility Administrative Agent”), which provides for a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $1.2 billion (the “Bridge Facility”) to fund the Repurchase. Also on November 7, 2025, the Company borrowed $1.2 billion under the Bridge Facility, the full amount available under the Bridge Facility. The loans under the Bridge Facility will mature on the date that is 364 days after the Repurchase Closing Date.

The amounts borrowed under the Bridge Facility bear interest at a per annum rate equal to Term SOFR plus the applicable rate. The applicable rates for Term SOFR rate loans are set out in a pricing grid based on the applicable rating for the Company’s long-term senior unsecured, non-credit-enhanced debt (the “Debt Rating”). The applicable rate for Term SOFR rate loans varies from 0.750% to 1.250%. Based on the Company’s current Debt Rating, the applicable rate for Term SOFR rate loans will be 1.000%. The Company may from time to time prepay amounts borrowed under the Bridge Facility without premium or penalty, provided that the Company complies with the notice and other requirements for prepayment set forth in the Bridge Credit Agreement. Under the Bridge Credit Agreement, the Company is required to prepay amounts borrowed under the Bridge Facility in the event of certain issuances of debt or equity securities, or a significant distribution of assets outside of the normal course of business.

The Bridge Credit Agreement contains certain representations, warranties and covenants customary for transactions of this type, including (i) limitations on the ability of the Company and its subsidiaries to incur indebtedness, dispose of all or substantially all of its assets, grant certain liens and enter into certain merger or consolidation transactions and (ii) two financial covenants: a “consolidated cash flow/fixed charges ratio” and a “consolidated funded indebtedness/cash flow ratio” (each as defined in the Bridge Credit Agreement). The consolidated cash flow/fixed charges ratio requires the Company to maintain a consolidated adjusted operating cash flow to consolidated adjusted fixed charges ratio of 1.5 to 1.0 or higher. The consolidated funded indebtedness/cash flow ratio requires the Company to maintain a consolidated adjusted funded indebtedness to consolidated adjusted operating cash flow ratio of 6.0 to 1.0 or lower.

The Bridge Credit Agreement contains events of default customary for transactions of this type, including, among others: (i) non-payment of amounts due thereunder, (ii) the material inaccuracy of representations or warranties made thereunder, (iii) non-compliance with covenants thereunder, (iv) non-payment of amounts due under, or the acceleration of, other indebtedness of the Company or its subsidiaries in excess of $150 million in the aggregate, (v) bankruptcy or insolvency events of the Company or its subsidiaries, (vi) unsatisfied judgments of the Company or its subsidiaries in excess of $150 million in the aggregate, individually or in the aggregate, outstanding for 30 days or more which are not being appealed or contested in good faith and (vii) a change of control of the Company. Upon the occurrence of an event of default under the Bridge Credit Agreement, the lender may terminate its commitment and accelerate the maturity of the Company’s outstanding obligations thereunder.

The Bridge Facility Administrative Agent and certain of its respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and/or other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Amendment to Amended and Restated Credit Agreement

On November 7, 2025, in connection with the Repurchase, the Company entered into that certain Amendment No. 1 to Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Credit Facility Administrative Agent”), and the other lenders party thereto (the “Amendment to Credit Agreement”), amending the Amended and Restated Credit Agreement, dated as of June 10, 2024, by and among the Company, the Credit Facility Administrative Agent, and the other lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which provides for a five-year unsecured revolving credit facility, to change the definition of “Change in Control” such that consummation of the Repurchase will not result in an “Event of Default” pursuant to the Credit Agreement.

Amendments to Note Purchase and Private Shelf Agreements

On November 7, 2025, in connection with the Repurchase, the Company entered into that certain First Amendment to Note Purchase and Private Shelf Agreement with MetLife Investment Management, LLC and the holders party thereto (the “Amendment to MetLife Private Shelf Agreement”), amending the Note Purchase and Private Shelf Agreement, dated January 23, 2019, by and among the Company, MetLife Investment Advisors, LLC and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “MetLife Private Shelf Agreement”), primarily to change the definition of “Change in Control” such that consummation of the Repurchase will not result in an “Event of Default” pursuant to the MetLife Private Shelf Agreement.

On November 7, 2025, in connection with the Repurchase, the Company entered into that certain Second Amendment to Note Purchase and Private Shelf Agreement, with NYL Investors LLC and the holders party thereto (the “Amendment to NYL Private Shelf Agreement” and, together with the Amendment to MetLife Private Shelf Agreement, the “Amendments to Shelf Agreements” ), amending the Note Purchase and Private Shelf Agreement, dated March 6, 2018, by and among the Company, NYL Investors LLC and the other parties thereto, as amended (as further amended, restated, supplemented or otherwise modified from time to time, the “NYL Private Shelf Agreement”), primarily to change the definition of “Change in Control” such that consummation of the Repurchase will not result in an “Event of Default” pursuant to the NYL Private Shelf Agreement.

The foregoing descriptions of the Purchase Agreement, the Bridge Credit Agreement, the Amendment to Credit Agreement and the Amendments to Shelf Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, hereto and incorporated herein by reference.

Item 1.02.    Termination of a Material Definitive Agreement.

The disclosure required by this Item 1.02 and included in Item 1.01 above is incorporated by reference into this Item 1.02.

In connection with the Repurchase, the SRRA was terminated, effective as of the Repurchase Closing Date. The SRRA provided TCCC, among other things, certain registration rights and the right to designate a nominee for the Board, and provided the Company, among other things, consent rights with regard to the acquisition by TCCC of any shares of Company stock and a right of first refusal with respect to TCCC’s disposition of any shares of Company stock.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 and included in Item 1.01 above regarding the Bridge Facility is incorporated by reference into this Item 2.03.

Item 5.02.    Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 7, 2025, Elaine Bowers Coventry provided notice of her decision to resign from the Board, effective as of the Repurchase Closing Date. Ms. Coventry’s resignation is in connection with the Repurchase and the SRRA Termination, pursuant to the Purchase Agreement, and not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01.    Regulation FD Disclosure.

On November 7, 2025, the Company and TCCC issued a news release announcing the Repurchase. A copy of the news release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description	Incorporated by Reference or Filed/Furnished Herewith
10.1	Purchase Agreement, dated as of November 7, 2025, by and among the Company, Carolina Coca-Cola Bottling Investments, Inc., The Coca‑Cola Company and J. Frank Harrison, III.	Filed herewith.
10.2	Bridge Loan Agreement, dated as of November 7, 2025, by and among the Company, Wells Fargo Bank, National Association.	Filed herewith.
10.3	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of November 7, by and among the Company, Wells Fargo Bank, National Association, and the other lenders party thereto.	Filed herewith.
10.4	First Amendment to Note Purchase and Private Shelf Agreement, dated as of November 7, 2025, by and among the Company, MetLife Investment Management, LLC and the holders party thereto.	Filed herewith.
10.5	Second Amendment to Note Purchase and Private Shelf Agreement, dated as of November 7, 2025, by and among the Company, NYL Investors LLC and the holders party thereto.	Filed herewith.
99.1	News release issued on November 7, 2025, announcing the Company's repurchase of its common stock from Carolina Coca-Cola Bottling Investments, Inc.	Furnished herewith.
104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA CONSOLIDATED, INC.

Date: November 7, 2025	By:	/s/ E. Beauregarde Fisher III
E. Beauregarde Fisher III Executive Vice President, General Counsel and Secretary